Exhibit 99.1

NEWS RELEASE MEDIA CONTACT Robin J. Lampe Phone: 785.856.9350 INVESTOR CONTACT Darius G. Nevin Phone: 785.856.9368

PROTECTION ONE ANNOUNCES FIRST QUARTER 2008 RESULTS

Company achieves RMR additions growth and launches revenue-enhancing, interactive Web-based e-Secure product

Conference call scheduled for 10 a.m. Eastern time today to review results

LAWRENCE, Kan., May 14, 2008 — Protection One, Inc. (Nasdaq:PONE), one of the leading providers of security monitoring services in the United States, reported its unaudited financial results for the first quarter ended March 31, 2008 on Monday.  As previously reported, Protection One (the “Company”) completed its merger (“Merger”) with Integrated Alarm Services Group, Inc. (“IASG”) on April 2, 2007, thus the results described below for 2007 include the performance of only Protection One and do not include IASG.  All comparisons are to the quarter ended March 31, 2007 unless otherwise indicated.

Total revenue in the first quarter of 2008 increased by 33.3% to $91.6 million, largely due to the Merger.  As a result of the increased debt assumed in connection with the Merger and the fair valuation of customer and dealer accounts acquired in the Merger, interest expense and non-cash amortization increased by 27.0% and 84.4%, respectively.  The retirement of the Company’s Senior Subordinated Notes with the proceeds from the $110.3 million Unsecured Term Loan on March 14th resulted in a $12.8 million loss on retirement of debt.  The impact of these items was largely responsible for the increase in the Company’s net loss to $(23.1) million, or $(0.91) per share, from $(5.3) million, or $(0.29) per share in 2007.

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The Company’s adjusted EBITDA in the first quarter of 2008 increased 32.4% to $26.8 million compared to $20.2 million in the same period of 2007.  Total Company RMR as of March 31, 2008 was $26.6 million, up from $20.1 million as of March 31, 2007 due to contributions from the Merger.

Richard Ginsburg, Protection One’s president and chief executive officer, commented, “Operationally, we accomplished a great deal in the first quarter.  As a result of significant efforts, we have largely completed our program to address the cellular industry’s movement to digital technology. In addition, our Retail segment delivered another quarter of exceptional growth in RMR additions, notwithstanding the generally uncertain economic conditions.  Retail additions increased 12.7% compared to additions in the first quarter of 2007 of which commercial additions, our principal area of focus, increased 26.0% with a slight benefit from the Merger.  Our Multifamily segment also contributed additions growth, and our Wholesale business’ RMR at the end of the quarter was up 3.5% from year end.”

Ginsburg continued, “In the middle of the first quarter, we launched a new marketing program, from which we expect to see benefits in the current quarter and going forward.  Of the national monitoring providers, we were first to market with an interactive service under the e-SecureSM product name, and we expect our enhanced targeting and service bundles based on e-Secure to deliver improved residential and commercial average revenue per unit.  Finally, we continued our efforts to build our national accounts program, capitalizing on our national footprint and expertise in this area.”

Ginsburg closed,   “With respect to cancels, we are seeing indications that attrition in the IASG portfolio has stabilized and expect a decrease in the second quarter.  We will continue to focus on reducing attrition and operating costs in order to drive improvement in adjusted EBITDA.  We were also very pleased to have been the only monitored security provider recently named by Forbes.com as one of “America’s Most Trustworthy Companies,” and we will strive to continually operate in a manner to be deserving of such recognition, demonstrating a strong commitment to integrity and service throughout our organization.”

Adjusted EBITDA, Recurring Monthly Revenue (“RMR”) and Net Debt, as described in this release, are all non-GAAP financial measures and are described in greater detail in the attached schedules.  For a reconciliation of these non-GAAP measures, see the attached schedules.

Segment Results

Retail

The Company’s Retail segment sells, installs, monitors and maintains electronic security and life safety systems directly for residential and commercial customers.  As of March 31, 2008, the Company served approximately 596,000 retail customers, generating approximately $20.5 million RMR, up 23.7% from one year earlier, principally as a result of the Merger.  Excluding the effect of the Merger, the Company estimates that Retail RMR of $16.5 million at March 31, 2007, would have increased by approximately 2.6% in the year since that date due to growth in RMR additions, less attrition, and price increases.

Total Retail segment revenue in the first quarter of 2008 increased 24.9% to $71.9 million, and monitoring and related services revenue increased 24.5%.  An increase in outright sales of commercial security systems and the retail customers acquired in the Merger were the primary growth drivers.  Excluding the impact of the Merger, the increase in monitoring and related services revenue would have been consistent with the growth in RMR noted above.

Monitoring and service costs as a percentage of related revenue was approximately 31% during the first quarters of both 2008 and 2007.  Field service savings from the Merger were offset by faster relative growth of the commercial customer base, which has lower margins than residential customers, by an increase in fuel costs of almost $200,000, and by the costs of moving to digital technology.

Retail’s operating income in the first quarter of 2008 of $0.6 million, compared to income of $1.6 million in 2007, reflects a $5.7 million, or 73.8%, increase in amortization of intangibles and depreciation expense, offset by additional gross profit due to the Merger.

The Company added approximately $0.6 million Retail RMR in the first quarter, an increase of 12.7% compared to the year earlier period.  Continuing a recent trend, commercial additions as a percent of total Retail additions increased, comprising 47.3% of total internal RMR additions in the first quarter of 2008, up from 40.4% one year ago.  The Company ended the quarter with $5.8 million of commercial RMR, an increase of approximately 18%, excluding the impact of the Merger, compared to commercial RMR at the same time last year.  Commercial RMR was 28.2% of total Retail RMR on March 31, 2008 compared to 24.4% one year earlier.  The Company’s Retail unit incurred costs (both expensed and deferred) totaling $18.4 million to create and acquire RMR in the first quarter, including approximately $1.8 million relating to the movement to digital technology.

An increase in annualized gross attrition on the Retail base, excluding IASG, in the first quarter of 2008 to 12.0% combined with gross attrition on the IASG retail portfolio resulted in annualized total Retail gross attrition of 13.6% in the first quarter of 2008 compared to 10.9% one year earlier.  The Company believes the increase in attrition on the Retail base, excluding the acquired IASG portfolio, is related to a higher incidence of cancellations for non-payment and financial reasons due to economic conditions.  On a trailing 12-months basis, gross attrition on the Retail base, excluding IASG, was essentially unchanged, while relatively higher attrition on the acquired IASG portfolio resulted in an increase in gross attrition to 13.8% from 12.3% one year earlier.   For the same reasons noted above, annualized total Retail attrition net of resigns in the first quarter of 2008 was 11.8% compared to 8.8% in 2007 and, on a trailing 12-months basis, was 11.9% compared to 10.1%.  As a result of RMR reductions arising from the movement to digital technology and increased attrition, Retail RMR decreased by approximately $160,000 in the first quarter of 2008.  The loss of RMR related to the movement to digital technology had no material impact on operating results because the Company offered the service essentially at cost to its customers.

Wholesale

The Company’s Wholesale business contracts with independent security alarm dealers nationwide to provide alarm system monitoring services to residential and business customers.  As of March 31, 2008, this unit served approximately 4,600 dealers by monitoring approximately 894,000 homes and businesses on their behalf.  These relationships provided approximately $3.7 million RMR compared to $1.0 million one year earlier just prior to the Merger.  The combination of CMS, Protection One’s pre-Merger wholesale subsidiary, and Criticom, IASG’s wholesale operation, is known as Criticom Monitoring Services, or CMS.

Total revenue in the first quarter of 2008 increased to $11.8 million, up from $3.0 million one year ago, principally as a result of the Merger.  Excluding the impact of the Merger, the Company estimates revenue would have increased by 3.8% due to internal sales efforts and growth of the Wholesale dealer account base.

The Wholesale reporting unit realized operating income of $0.2 million compared to $0.8 million in 2007.  The growth in our Wholesale segment as a result of the Merger and corresponding increase in monitoring revenue was more than offset by the costs of additional selling efforts to support its expanded size as well as increased amortization of intangibles and depreciation expense.

Wholesale added $317,000 RMR during the first quarter compared to $60,000 RMR added one year ago as a result of a larger dealer base adding accounts and an expanded sales force soliciting new dealer relationships.  The Wholesale unit incurred selling costs totaling $0.5 million in the first quarter, compared to $68,000 in 2007.

Wholesale annualized RMR attrition in the first quarter was 21.1%, an improvement over the 25.7% recorded in the year earlier period. Calculated on a trailing 12-months basis, RMR attrition in the quarter was 21.9%, up from 19.8% in 2007. The current period’s results are consistent with Wholesale attrition previously recorded by IASG’s Criticom operation.  To a much greater extent than Retail, Wholesale attrition can be affected significantly by the decisions of its largest dealers.

Multifamily

The Company’s Multifamily reporting unit provides monitoring and maintenance of electronic security systems for tenants of multifamily residences under long-term contracts with building owners and managers.  As of March 31, 2008, Multifamily had $2.4 million of RMR arising from approximately 265,000 units in more than 1,600 rental properties in 520 cities.

Multifamily revenue decreased 3.6% in the first quarter of 2008 compared to 2007 because RMR cancels have exceeded additions in the 12 months since March 31, 2007 resulting in lower average RMR in the first quarter of 2008.  Principally as a result of lower revenues, Multifamily operating income declined to $1.4 million in the first quarter of 2008 from $2.0 million one year earlier.

Multifamily added $38,000 RMR in the first quarter 2008, compared to $17,000 RMR in the comparable periods of 2007, which more than doubled additions in the prior year. The Multifamily unit incurred costs (both expensed and deferred) totaling $1.5 million creating RMR in the first quarter, up approximately 26% for the quarter compared to investments in 2007, though significantly more efficient than in the prior year.

Multifamily’s annualized gross attrition rate in the first quarter of 2008 increased to 17.5% from 11.8% in 2007 in part due to the decision not to renew by a large account with multiple properties. Calculated on a trailing 12-months basis, RMR attrition improved to 12.1% from 14.9% in the prior period.  Combined with modest RMR additions and price increases, the net decrease in RMR for the quarter was $51,000.  As of March 31, 2008, Multifamily continues to carry a backlog of nearly 8,000 sold but uninstalled units and installed units not yet billing.

Net Debt

The Company’s cash and equivalents as of March 31, 2008 were $33.5 million compared to $41.0 million at December 31, 2007, with the decrease primarily due to cash payments in connection with the redemption of the Senior Subordinated Notes.

The Company’s total debt and capital leases, excluding debt discounts and premiums, as of March 31, 2008 was $525.1 million, compared to $526.0 million as of December 31, 2007.   The Company borrowed approximately $110.3 million under the new Unsecured Term Loan facility to redeem all of the Senior Subordinated Notes.  A loss of $12.8 million was recorded in connection with the retirement of the Senior Subordinated Notes, which consisted of the write-off of unamortized discount, a make-whole payment, and termination fees.

The Company recently entered into interest rate swaps on $150 million and $100 million tranches of its Senior Secured Term loan fixing LIBOR at 3.19% and 3.15%, respectively, for approximately 30 months.  With the execution of these hedges, $365.3 million, or approximately 70%, of the Company’s debt carries a fixed interest rate.  At current LIBOR, the Company’s annualized cash interest expense is approximately $48 million.

Net debt as of March 31, 2008 was $491.6 million compared to $485.0 million at December 31, 2007.  While not included in net debt, the Company also has notes receivable due from its Wholesale dealers of approximately $5.7 million as of March 31, 2008.

See “Non-GAAP Reconciliations” in the attached schedules for a reconciliation of net debt to reported debt and cash and equivalents.

Shares Outstanding

The Company had 25,306,913 weighted average number of shares outstanding in the first quarter of 2008 compared to 18,239,953 in the first quarter of 2007.

Conference Call and Webcast

Protection One will host a conference call and audio webcast today at 10:00 a.m. Eastern time to review these results. The call may be accessed by dialing (877) 545-1407 (inside the United States and Canada) or via a webcast at www.ProtectionOne.com. The reference code associated with the call is 9034814.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available until May 28, 2008. To listen to the telephonic replay, dial (719) 457-0820 or (888) 203-1112 and enter the following passcode: 9034814.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning.  Forward-looking statements may describe our future plans, objectives, expectations or goals.  Such statements may address future events and conditions concerning customer retention, debt levels and debt service capacity.  Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition.  See our Quarterly Report on Form 10-Q for the period ended March 31, 2008, which was filed with the SEC on May 12, 2008, for a further discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One is one of the largest vertically integrated national providers of sales, installation, monitoring, and maintenance of electronic security systems to homes and businesses and has been recognized as one of “America’s Most Trustworthy Companies” by Forbes.com. Network Multifamily, Protection One’s wholly owned subsidiary, is the largest security provider to the multifamily housing market. The company also owns the nation’s largest provider of wholesale monitoring services, the combined operations of CMS and Criticom International. For more information about Protection One, visit www.ProtectionOne.com. (PONENR)

PROTECTION ONE, INC.

and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months
	Ended March 31,
(in thousands, except per share amounts)	2008	2007
Revenue
Monitoring & related services	$82,826	$62,092
Installation and other	8,751	6,591
Total revenue	91,577	68,683

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	28,429	18,780
Installation and other	11,210	8,845
Total cost of revenue (exclusive of amortization and depreciation shown below)	39,639	27,625

Selling expenses	13,430	11,117
General & administrative	19,266	16,049
Amortization and depreciation	17,033	9,520
Total operating expenses	49,729	36,686
Operating income	2,209	4,372

Other expense (income)
Interest expense	12,563	9,896
Interest income	(319)	(369)
Loss on retirement of debt	12,788	—
Other	(23)	(22)
Total other expense	25,009	9,505
Loss before income taxes	(22,800)	(5,133)

Income tax expense	278	162
Net loss	$(23,078)	$(5,295)

Other comprehensive loss, net of tax
Unrealized gain (loss) on interest rate caps	67	(162)
Comprehensive loss	$(23,011)	$(5,457)

Basic and diluted net loss per common share (a)	$(0.91)	$(0.29)

Weighted average common shares outstanding (in thousands)	25,307	18,240

(a) - Options are not included in the computation of diluted earnings per share because to do so would have been antidilutive for each of the periods presented.

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information

(unaudited)

	Three Months
	Ended March 31,
(in thousands)	2008	2007
Segment Information

Retail
Revenue
Monitoring & related services	$63,518	$51,027
Installation and other	8,354	6,518
Total revenue	71,872	57,545

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	19,749	15,661
Installation and other	10,564	8,393
Total cost of revenue (exclusive of amortization and depreciation shown below)	30,313	24,054

Selling expenses	12,493	10,586
General & administrative	14,965	13,537
Amortization of intangibles and depreciation expense	13,496	7,765
Total operating expenses	40,954	31,888

Operating income	$605	$1,603
Operating margin	0.8%	2.8%

Wholesale
Revenue
Monitoring & related services	$11,518	$2,972
Other	317	—
Total revenue	11,835	2,972

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	6,801	1,294
Other	—	—
Total cost of revenue (exclusive of amortization and depreciation shown below)	6,801	1,294

Selling expenses	548	68
General & administrative expense	2,280	647
Amortization of intangibles and depreciation expense	2,003	176
Total operating expenses	4,831	891

Operating income	$203	$787
Operating margin	1.7%	26.5%

Multifamily
Revenue
Monitoring & related services	$7,790	$8,093
Installation and other	80	73
Total revenue	7,870	8,166

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring & related services	1,879	1,825
Installation and other	646	452
Total cost of revenue (exclusive of amortization and depreciation shown below)	2,525	2,277

Selling expenses	389	463
General & administrative expense	2,021	1,865
Amortization of intangibles and depreciation expense	1,534	1,579
Total operating expenses	3,944	3,907

Operating income	$1,401	$1,982
Operating margin	17.8%	24.3%

	Three Months
	Ended March 31,
(in thousands)	2008	2007
Supplemental Financial Information

FAS 123(R) Expense in G&A
Retail	$366	$272
Wholesale	—	—
Multifamily	—	—
FAS 123(R) expense in G&A	366	272

Amortization of Deferred Costs in Excess of Amort. of Deferred Rev.
Retail	$6,551	$5,730
Wholesale	—	—
Multifamily	520	316
Amort. of deferred costs in excess of amort. of deferred rev.	7,071	6,046

Investment in New Accounts and Rental Equipment, Net
Retail	$10,263	$6,985
Wholesale	—	—
Multifamily	1,035	641
Investment in new accounts and rental equipment, net	11,298	7,626

Property Additions, Exclusive of Rental Equipment
Retail	$999	$913
Wholesale	282	—
Multifamily	34	528
Property additions, exclusive of rental equipment	1,315	1,441

	Three Months
	Ended March 31,
(in thousands)	2008	2007
Supplemental Financial Information (Non-GAAP)

Recurring Monthly Revenue (RMR)	$26,622	$20,061

RMR Rollforward - Retail
Beginning RMR	$20,628	$16,429
RMR additions from direct sales	585	523
RMR additions from account purchases	4	—
RMR losses	(700)	(449)
Price increases and other	(48)	46
Ending RMR	$20,469	$16,549

RMR Rollforward - Wholesale
Beginning RMR	$3,615	$963
RMR additions from direct sales	317	60
RMR additions from account purchases	—	—
RMR losses	(193)	(62)
Price increases and other	2	—
Ending RMR	$3,741	$961

RMR Rollforward - Multifamily
Beginning RMR	$2,463	$2,596
RMR additions from direct sales	38	17
RMR additions from account purchases	—	—
RMR losses	(107)	(76)
Price increases and other	18	14
Ending RMR	$2,412	$2,551

RMR Rollforward - Consolidated
Beginning RMR	$26,706	$19,988
RMR additions from direct sales	940	600
RMR additions from account purchases	4	—
RMR losses	(1,000)	(587)
Price increases and other	(28)	60
Ending RMR	$26,622	$20,061

	Annualized Three Months
	Ended March 31,
RMR Attrition	2008	2007

RMR Attrition - Gross
Retail	13.6%	10.9%
Wholesale	21.1%	25.7%
Multifamily	17.5%	11.8%

RMR Attrition - Net of New Owners
Retail	11.8%	8.8%

	March 31,	March 31,
Customer Sites	2008	2007

Retail Customer Sites	596,053	506,560

Wholesale Customer Sites	893,882	194,489

Multifamily Customer Sites	268,548	289,960

PROTECTION ONE, INC.

and Subsidiaries

Non-GAAP Reconciliations

(unaudited)

Recurring Monthly Revenues (RMR)

RMR is the sum of all the monthly revenue we are entitled to receive under contracts with customers in effect at the end of a period.

A reconciliation of RMR to Protection One, Inc.’s reported total revenue follows:

	Three Months
	Ended March 31,
(in thousands)	2008	2007

RMR at March 31	$26,622	$20,061
Amounts excluded from RMR:
Amortization of deferred revenue	1,043	766
Other revenue (a)	3,039	2,701
Revenue (GAAP basis)
March	30,704	23,528
January - February	60,873	45,155
Total period revenue	$91,577	$68,683

(a)    Revenue that is not pursuant to periodic contractual billings

The Company believes the presentation of RMR is useful to investors because the measure is often used by investors and lenders to evaluate companies such as Protection One with recurring revenue streams. Management monitors RMR, among other things, to evaluate the Company’s ongoing performance.

Adjusted EBITDA

A reconciliation of Adjusted EBITDA to Protection One, Inc.’s reported loss before income taxes follows:

	Three Months
	Ended March 31,
(in thousands)	2008	2007

Loss before income taxes	$(22,800)	$(5,133)
Plus:
Interest expense, net	12,244	9,527
Amortization and depreciation expense	17,033	9,520
Amort. of deferred costs in excess of amort. of deferred revenue	7,071	6,046
Stock based compensation expense	366	272
Merger related and other costs	72	—
Loss on retirement of debt	12,788	—
Less:
Other income	(23)	(22)
	$26,751	$20,210

Adjusted EBITDA is used by management in evaluating segment performance and allocating resources, and management believes it is used by many analysts following the security industry. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as loss before income taxes or cash flow from operations. Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company. See the table above for the reconciliation of Adjusted EBITDA to consolidated loss before income taxes. The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited. Management believes the presentation of non-GAAP financial measures such as Adjusted EBITDA is useful because it allows investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.

Net Debt reconciled to GAAP measures

	March 31,	December 31,
(in thousands)	2008	2007

Senior credit facility, maturing March 31, 2012, variable	$294,000	$294,750
Senior secured notes, maturing November 2011, fixed 12.00%, face value	115,345	115,345
Unsecured term loan, maturing March 14, 2013, variable	110,340	—
Senior subordinated notes, maturing January 2009, fixed 8.125%, face value	—	110,340
Capital leases	5,423	5,599
	$525,108	$526,034

Less cash and cash equivalents	(33,471)	(40,999)
Net Debt	$491,637	$485,035

Net Debt is utilized by management as a measure of the Company’s financial leverage and the Company believes that investors also may find Net Debt to be helpful in evaluating the Company’s financial leverage.  This supplemental non-GAAP information should be viewed in conjunction with the Company’s consolidated balance sheets in the Company’s report on Form 10-Q for the period ended March 31, 2008.